Filed Pursuant to Rule 424(b)(2)
Registration No. 333-211938

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Ordinary shares, NIS 0.14 nominal (par) value each	4,235,000	$26.52	$112,312,200	$11,309.84

(1)	Includes 385,000 shares of ordinary shares, NIS 0.14 nominal (par) value each, that may be purchased by the underwriter upon exercise of the underwriter’s option to purchase additional shares.
(2)	Calculated in accordance with Rule 457(r) and relates to the registration statement on Form F-3 (File No. 333-211938) filed on June 9, 2016.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 9, 2016)

3,850,000 Ordinary Shares

Orbotech Ltd.

We are offering 3,850,000 of our ordinary shares, NIS 0.14 nominal (par) value each (our “ordinary shares”), in this offering.

Our ordinary shares are listed on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “ORBK”. The last reported sale price of our ordinary shares on June 9, 2016 was $27.99 per share.

Investing in our ordinary shares involves risk. Before buying any ordinary shares you should carefully read the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement, page 3 of the accompanying prospectus and in the documents incorporated by reference herein.

	Per Share	Total
Price to the public	$26.52	$102,102,000
Underwriting discounts and commissions(1)	$0.27	$1,039,500
Proceeds to us (before expenses)(1)	$26.25	$101,062,500

(1)	The underwriter may also purchase up to an additional 385,000 ordinary shares from us at the public offering price, less underwriting discounts and commissions, within 8 days from the date of this prospectus supplement. If the underwriter exercises the option to purchase additional ordinary shares from us in full, the total underwriting discounts and commissions payable by us will be $1,143,450, and total proceeds to us before expenses will be $111,168,750.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The ordinary shares will be ready for delivery on or about June 15, 2016.

Barclays

Prospectus Supplement dated June 9, 2016.

Prospectus supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-ii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-ii

SUMMARY	S-1

RISK FACTORS	S-4

USE OF PROCEEDS	S-7

CAPITALIZATION	S-8

DIVIDEND POLICY	S-10

PRICE RANGE OF ORDINARY SHARES	S-10

TAX CONSIDERATIONS	S-11

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	S-11

UNDERWRITING	S-12

LEGAL MATTERS	S-19

EXPERTS	S-19

WHERE YOU CAN FIND MORE INFORMATION	S-19

INCORPORATION BY REFERENCE	S-20

Prospectus

ABOUT THIS PROSPECTUS	1

ORBOTECH LTD.	2

RISK FACTORS	3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	4

USE OF PROCEEDS	5

CAPITALIZATION	5

DESCRIPTION OF ORDINARY SHARES	6

PLAN OF DISTRIBUTION	11

TAXATION	14

LEGAL MATTERS	15

EXPERTS	15

WHERE YOU CAN FIND MORE INFORMATION	15

INCORPORATION BY REFERENCE	16

ENFORCEMENT OF CIVIL LIABILITIES	17

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters. The second part, the prospectus, gives more general information about ordinary shares we may offer from time to time. Generally, when we refer to the “prospectus”, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in the accompanying prospectus. To the extent the description of our ordinary shares in this prospectus supplement differs from the description of our ordinary shares in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. The distribution of this prospectus and sale of these ordinary shares in certain jurisdictions may be restricted by law. Persons in possession of this prospectus supplement or the accompanying prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these ordinary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference certain statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future prospects, developments and business strategies and involve certain risks and uncertainties, and are identified by words such as “anticipate,” “believe,” “could,” “will,” “plan,” “expect” and “would” and similar terms and phrases, including references to assumptions. These forward-looking statements are made based on management’s expectations and beliefs concerning future events affecting Orbotech and are subject to uncertainties and factors relating to Orbotech’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Many factors could cause the actual results to differ materially from those projected including, without limitation, cyclicality in the industries in which the Company operates, the Company’s production capacity, timing and occurrence of product acceptance (the Company defines “bookings” and “backlog” as purchase arrangements with customers that are based on mutually agreed terms, which, in some cases for bookings and backlog, may still be subject to completion of written documentation and may be changed or cancelled by the customer, often without penalty), fluctuations in product mix, worldwide economic conditions generally, especially in the industries in which the Company operates, the timing and strength of product and service offerings by the Company and its competitors, changes in business or pricing strategies, changes in the prevailing political and regulatory framework in which the relevant parties operate or in economic or technological trends or conditions, including currency fluctuations, inflation and consumer confidence, on a global, regional or national basis, the level of consumer demand for sophisticated devices such as smartphones, tablets and other electronic devices as well as automobiles, the Company’s global operations and its ability to comply with varying legal, regulatory, exchange, tax and customs regimes, the Company’s ability to achieve strategic initiatives, including related to its acquisition strategy, the Company’s debt and corporate financing activities, the final timing and outcome (each, expected in mid-to-late 2016), and impact of the criminal matter and ongoing investigation in Korea, including any impact on existing or future business opportunities in Korea and elsewhere, any civil actions related to the Korean matter brought by third parties, including the Company’s customers, which may result in monetary judgments or settlements, expenses associated with the Korean matter, ongoing or increased hostilities in Israel and the surrounding areas, and other risks detailed in the Company’s SEC reports, including the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, and subsequent SEC filings.

S-ii

As a result of all of the foregoing, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements. The Company assumes no obligation to update or revise any forward-looking statements included or incorporated by reference herein to reflect new information, future events or otherwise, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

S-iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and should be read together with the information contained in other parts of this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, including the risk factors beginning on page S-4 of this prospectus supplement and on page 9 of our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 4, 2016 (the “Annual Report on Form 20-F”). Unless otherwise indicated, references in this prospectus to “Orbotech”, the “Company”, “we”, “our”, “us”, or similar terms refer to Orbotech Ltd., its subsidiaries and consolidated entities. Before making your investment decision, you should carefully read the prospectus and the documents referred to in “Where You Can Find More Information” and “Incorporation by Reference” for information about us. Unless otherwise indicated, all references to currency amounts in this prospectus supplement and the accompanying prospectus are in U.S. dollars.

Our Company

We are a leading global supplier of yield-enhancing and process-enabling solutions for the manufacture of electronic products. The Company transforms the electronics industry by improving the cost effectiveness of existing and future electronics manufacturing processes and enabling the production of next generation electronic products.

For over 30 years, we have built our global installed base of systems at customers that include leading printed circuit board (“PCB”) manufacturers, virtually all flat panel displays (“FPD”) manufacturers and multiple customers at independent semiconductor and microelectronic device manufacturers, foundries and outsourced semiconductor assembly and test (“OSAT”) manufacturers, for whom our solutions are designed to optimize production yields, improve throughput and increase production process cost effectiveness.

We offer technologically advanced, end-to-end yield-enhancing and process-enabling solutions to address various manufacturing stages of PCBs, FPDs, semiconductor devices (“SDs”) and other electronic components. Our products include automated optical inspection (“AOI”), automated optical repair, direct imaging, digital printing, laser drilling, laser plotters, computer-aided manufacturing (“CAM”) and engineering solutions for PCB and additional adjacent electronics component manufacturing, as well as AOI, test, repair and process monitoring systems for FPD manufacturing and etch, physical vapor deposition and chemical vapor disposition solutions for SD manufacturing. We also develop and market products for the deposition of thin film coating on crystalline silicon photovoltaic wafers for solar energy panels. In addition, we develop and market character recognition solutions and services, primarily to banks, financial and other payment processing institutions, for use in check and healthcare payment processing. Approximately 34%, 27%, 35%, 2% and 2% of our 2015 revenues was derived from the sale of products and services in our PCB, FPD, SD, solar energy and character recognition businesses, respectively.

Consumer end markets have been experiencing a fundamental shift in technology complexity, driven primarily by the proliferation of high-end mobile devices (such as smartphones, tablets and wearable devices) and automotive devices, as well as by the demand for large area FPDs, such as large-size LCD televisions. The fast-paced growth of Internet of Things services is expected to continue to further accelerate this shift as more devices become connected and dependent upon other electronic devices. This shift has emphasized the importance of production quality because production is more challenging and there are increased costs of lower yields compared to less technologically advanced devices.

We sell our solutions to PCB manufacturers globally and, as of December 31, 2015, we had an installed base (excluding CAM and engineering solutions designed and developed by Frontline P.C.B. Solutions Limited Partnership) of approximately 12,800 PCB systems. Our FPD customers include the major display manufacturers and, as of December 31, 2015, we had an installed base of approximately 1,700 FPD systems. Our SD customers include SD manufacturers, foundries and OSAT providers and, as of December 31, 2015, we had an installed base of approximately 2,300 SD systems.

Our customers are able to enter into various service and maintenance arrangements to take effect after the expiration of the applicable product warranty period. These include fixed service and maintenance agreements, as well as utilization-based service arrangements, pursuant to which we may provide time and materials support through project managers, process engineering, man-on-site, on-call arrangements or otherwise. In addition, customers may purchase upgrades and/or refurbishment services from us. We believe that our proximity to our customers, together with our large installed base of products and ongoing service arrangements, enables us to understand and address our customers’ rapidly changing technological and capacity needs. Approximately 29% of our 2015 revenues was derived from the service and support of our installed base of products.

We have long maintained our leadership position, with a specific focus on the high-end industry segments. We believe that we have, for over 30 years, consistently been at the forefront of most key technological cycles in the industries served by our products by continually investing in research and development and by working with our customers to understand their current and anticipated technological requirements. As of December 31, 2015, our intellectual property portfolio consisted of approximately 1,061 patents and patent applications worldwide. Our yield-enhancing and process-enabling solutions are designed to increase our customers’ production yields and reduce their costs.

We have also established a strong global footprint, which enables us to be close to our key customers to provide them with ongoing services and support. Through these services and our in-person contacts with our customers, we believe that we are able to hone our understanding of our customers’ current and future production requirements. We are then able to design solutions optimized to their needs and that are becoming an increasingly important part of their product design and manufacturing processes.

Recent Developments

The Company is actively pursuing stand-alone secured debt financing in the United Kingdom (the “U.K.”), the proceeds of which, together with available cash, would be used to repay in full the remaining loans outstanding under the Credit Agreement with JPMorgan Chase Bank, N.A. as administrative agent dated as of August 7, 2014 (the “Credit Agreement”). The Company expects such stand-alone U.K. financing transaction to result in the U.K. subsidiary, which operates its SD business, to become a party to a new secured term loan facility and a new secured revolving loan facility in an aggregate principal amount in the range of $115-$125 million. The Company further expects that each such facility will be secured by substantially all of the U.K. assets that constitute the SD business and that the credit agreement governing the facilities will include customary terms, including financial maintenance and negative covenants (such as limitations on the amount of distributions and dividends that can be paid by the Company’s SD business to Orbotech Ltd.), applicable to the Company’s U.K. subsidiaries. In addition, the Company’s U.K. subsidiaries are expected to guarantee the new facilities. The assets of the U.K. borrower and its subsidiaries that are guarantors will be pledged as security for the facilities; accordingly, there will be limitations on the Company’s ability to sell such assets, and they will not be available for use by the Company as security for other loans or for certain other purposes. For more information about the risks of indebtedness on the Company’s business, see Item 3—Key Information—Risk Factors in the Annual Report on Form 20-F.

Although the Company is actively pursuing the refinancing described above, and expects that it will be completed in the second quarter of 2016, it may not occur in a timely manner or at all, in the amount the Company anticipates, or on terms as favorable as the Company believes may be available. If the refinancing transaction does not occur, the loans under the Credit Agreement will remain outstanding. Accordingly, investors should not place undue reliance on anticipated benefits from the refinancing transaction.

The Offering

Issuer	Orbotech Ltd., an Israeli company.

Ordinary shares offered to the public	3,850,000 ordinary shares, or 4,235,000 ordinary shares, if the underwriter exercises its option to purchase additional ordinary shares from us in full.

Ordinary shares to be outstanding immediately after this offering	47,285,331 ordinary shares, or 47,670,331 ordinary shares, if the underwriter exercises its option to purchase additional ordinary shares from us in full (based on ordinary shares outstanding as of May 31, 2016).

Use of proceeds	The net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated expenses, will total approximately $100.0 million.

We plan to use the net proceeds of this offering to repay a portion of our outstanding indebtedness under our Credit Agreement.

See “Use of Proceeds” and “Capitalization” for more information.

Dividends	We do not have any current plans to pay dividends. See “Dividend Policy”.

Nasdaq symbol	“ORBK”.

Risk factors	See “Risk factors” beginning on page S-4 of this prospectus supplement and beginning on page 9 of our Annual Report on Form 20-F for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares.

Unless otherwise indicated, this prospectus supplement reflects and assumes no exercise of the underwriter’s option to purchase additional ordinary shares from us.

RISK FACTORS

Any investment in our ordinary shares involves a high degree of risk. You should carefully consider the important factors set forth below and under the heading “Risk Factors” starting on page 9 of our Annual Report on Form 20-F and incorporated herein by reference before investing in the ordinary shares offered hereby. For further details, see the section entitled “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus.

Risks relating to our ordinary shares and this offering

Future sales, or perception of future sales, of our ordinary shares could cause the market price of our ordinary shares to decline and our existing shareholders may experience significant dilution.

We may issue additional ordinary shares in the future. We filed a shelf registration statement on Form F-3 with the SEC on June 9, 2016, which became effective upon filing. We may use this registration statement to issue additional ordinary shares in an unlimited amount. Because we qualify as a “well-known seasoned issuer,” we have a high degree of flexibility to access the capital markets. Our existing shareholders may experience significant dilution in the future as a result of any future offering.

Our shareholders may elect to sell large numbers of shares held by them from time to time. Sales of a substantial number of our ordinary shares in the public market, or the perception that these sales could occur, may depress the market price for our ordinary shares. These sales could also impair our ability to raise additional capital through the sale of our equity securities in the future.

In connection with this offering, we have agreed to lock-up restrictions, meaning that we, our directors and certain of our executive officers will not be permitted to sell any of our ordinary shares for 90 days after the date of this prospectus supplement, subject to the exceptions discussed in “Underwriting”, without the prior consent of Barclays. Although we have been advised that there is no present intention to do so, Barclays may, in its sole discretion and without notice, release all or any portion of our ordinary shares from the restrictions in any of the lock-up agreements described above. See “Underwriting”.

Provisions of Israeli law and in our organizational documents may delay or prevent a merger with or the acquisition of us by third parties, which could decrease the value of our ordinary shares.

Israeli law and our Memorandum of Association (the “Memorandum”) and Articles of Association (the “Articles”) contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. In order that all of the shares that the purchaser offered to purchase be transferred to such purchaser by operation of law, one of the following needs to have occurred: (i) the shareholders who declined or did not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer, or (ii) the shareholders who declined or did not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares. If the conditions set forth above are not met, the purchaser may not acquire shares of the company from shareholders who accepted the full tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital or more than 90% of the particular class of shares with respect to which the full tender offer was made. In addition, the provisions of the Memorandum and the Articles that could impact certain transactions include: a limitation on the ability of our shareholders to convene general shareholder meetings, controlling procedures for the conduct of shareholder and board meetings, including quorum and voting requirements and the removal of directors. Furthermore, having at least two external directors, pursuant to the Israeli Companies Law, 5759-1999, as amended, who cannot readily be removed from office, may make it more difficult for shareholders who oppose the policies of the board to remove a majority of the then-current directors from office quickly.

The foregoing, together with other provisions under applicable Israeli law, could discourage, delay or prevent a transaction involving a change in control of our Company, including actions that our shareholders may deem advantageous, or negatively affect the trading price of our ordinary shares. They could also discourage proxy contests and make it more difficult for shareholders to elect directors of their choosing and to cause us to take other corporate actions they desire. As a result, our ordinary shares may decrease in value and you may lose some or all of your investment.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our ordinary shares or if our operating results do not meet their expectations, the market price of our ordinary shares could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of our ordinary shares or trading volume in our ordinary shares to decline. Moreover, if one or more of the analysts who cover our company downgrades our ordinary shares or if our operating results do not meet their expectations, the market price of our ordinary shares could decline.

Our stock price may be volatile or may decline regardless of our operating performance, and you may lose part or all of your investment.

The market price of our ordinary shares may fluctuate significantly in response to a number of factors, some of which we cannot control, including:

•	cyclicality in the industries in which the Company operates or in the economy as a whole;

•	fluctuations in product mix;

•	the Company’s production capacity and timing and occurrence of product acceptance;

•	the timing and strength of product offerings by the Company and its competitors;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the SEC;

•	economic, legal and regulatory factors unrelated to our performance;

•	any future guidance we may provide to the public, any changes in such guidance or any difference between our guidance and actual results;

•	changes in financial estimates or recommendations by any securities analysts who follow our ordinary shares;

•	speculation by the press or investment community regarding our business;

•	outcome and impact of the criminal matter and ongoing investigation in Korea;

•	changes in key personnel; and

•	future sales of our ordinary shares by us or our officers and directors.

In addition, the stock markets, including the Nasdaq, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. For example, since October 1, 2015, our ordinary shares have had a closing price as low as $15.04 per share and as high as $28.60 per share. In the past, shareholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

We do not anticipate paying dividends on our ordinary shares, which could reduce the return on your investment.

We have not paid cash dividends on our ordinary shares for the past five years and do not expect to do so in the foreseeable future. We currently intend to retain our future earnings, if any, to repay indebtedness and fund the development and growth of our business. In addition, terms of any existing or future debt agreements may preclude us from paying dividends. Accordingly, any return on your investment must come from an increase in the trading price of our ordinary shares.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from those under Delaware law.

Because we are an Israeli company, the rights and responsibilities of our shareholders are governed by the Memorandum, the Articles and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in a Delaware corporation. In particular, a shareholder of an Israeli company has a duty to act in good faith towards the company and other shareholders and to refrain from abusing his, her or its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable to shareholder votes on, among other things, amendments to a company’s articles of association, increases in a company’s authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness towards the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revisions in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.

It may be difficult to enforce a judgment of a U.S. court against us, our officers and directors or the Israeli experts named in this prospectus in Israel or the United States, to assert U.S. securities laws claims in Israel or to serve process on our officers and directors and these experts.

We are incorporated in Israel. All of our directors and executive officers, and the Israeli experts listed in this prospectus reside outside of the United States, and a substantial portion of our assets are located outside of the United States. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It also may be difficult for you to effect service of process on these persons in the United States or to assert U.S. securities law claims in the original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court. See “Enforcement of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

Any of the risk factors referred to above could significantly and negatively affect our business, results of operations or financial condition, which may reduce our ability to pay dividends and lower the trading price of our ordinary shares. The risks referred to above are not the only ones that may exist. Additional risks not currently known by us or that we deem immaterial may also impair our business operations. You may lose all or a part of your investment.

USE OF PROCEEDS

The net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated expenses, will total approximately $100.0 million. We plan to use the net proceeds of this offering to repay a portion of our outstanding indebtedness under our Credit Agreement.

On August 7, 2014, we borrowed $300.0 million pursuant to the Credit Agreement. As of June 8, 2016, we had $202 million of aggregate principal amount outstanding under the Credit Agreement. The loans under the Credit Agreement bear interest at a floating rate equal to, at Orbotech’s option, either (a) a base rate determined by reference to the highest of (1) the interest rate announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate, (2) the federal funds effective rate plus 1/2 of 1.0% and (3) a LIBO rate determined by reference to the costs of funds for Dollar deposits for a one-month interest period adjusted for certain additional costs plus 1.0% or (b) a LIBO rate determined by reference to the costs of funds for Dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, in each case plus an applicable margin. For the purpose of determining the interest rate payable on the loans under clauses (a) and (b) of the immediately preceding sentence, the LIBO rate will in no event be less than 1.0%. The applicable interest rate margin will be 3.0% with respect to base rate borrowings and 4.0% with respect to LIBO rate borrowings. The loans under the Credit Agreement will mature on August 7, 2020. Based on the interest rate determination as of the date of this prospectus supplement, the loans under the Credit Agreement bear interest at a rate of 5.00% per annum and our interest expenses with respect to these loans during the year ended December 31, 2015, and the three months ended March 31, 2016 were $14.4 million and $3.0 million, respectively.

CAPITALIZATION

The following table sets forth, as of March 31, 2016, our capitalization on an actual and on an as adjusted basis, giving effect to this offering, the use of proceeds therefrom and the application of the asset sale proceeds from the sale of the Company’s thermal business. Other than these adjustments, there has been no material change in our capitalization from debt or equity issuances, re-capitalizations or special dividends between March 31, 2016 and the date of this prospectus supplement.

This table should be read in conjunction with the financial statements and the notes thereto incorporated by reference in this prospectus and the information included under the heading “Risk Factors” in this prospectus and in “Item 3—Key Information—Risk Factors” and “Item 5—Operating and Financial Review and Prospects”, each in our Annual Report on Form 20-F and in the two Form 6-Ks filed on June 9, 2016, in each case incorporated by reference in this prospectus.

	As of March 31, 2016
(in thousands of U.S. dollars)	Actual	As Adjusted
Cash:
Cash and cash equivalents	$156,244	$156,244

Debt:
Current maturities of long-term loan	$13,981	–
Long-term loan, net	193,819	$99,012

Total current maturities of long-term loan and long-term loan, net(1)	$207,800	$99,012

Equity:
Share capital(2)	$2,217	$2,357
Additional paid-in capital	310,359	410,252
Retained earnings(3)	376,475	373,229
Accumulated other comprehensive loss	(1,539)	(1,539)
Less treasury shares, at cost	(99,539)	(99,539)

Total Orbotech Ltd. shareholders’ equity	587,973	684,761
Non-controlling interest	(802)	(802)

Total equity(4)	587,171	683,959

Total capitalization	$794,971	$782,971

(1)	Reflects the use of proceeds from this offering together with the application of the asset sale proceeds from the sale of the Company’s thermal business. The Company received $12 million of proceeds from the sale of its thermal business on May 31, 2016, which proceeds were required to be used to make a prepayment under the Credit Agreement. The Company made such prepayment on June 7, 2016. As of June 9, 2016, the amount of indebtedness outstanding under the Credit Agreement was $202 million. We currently intend to use the net proceeds of this offering to repay a portion of our outstanding indebtedness under the Credit Agreement, which would have had the effect of reducing financial expense, net for 2015 by approximately $5.0 million, which has been determined by assuming the repayment of indebtedness of $100.0 million (the amount of the net proceeds of this offering, net of expenses and underwriting discounts and commissions) occurred on January 1, 2015, and that the interest rate on such amount was 5.0% for the entire year. This reduction in our cash interest expense would have had a corresponding positive impact on net income for 2015.
(2)	80,000,000 ordinary shares authorized; as of May 31, 2016, 47,285,331 ordinary shares issued and outstanding, as adjusted for this offering.

(3)	Retained earnings as adjusted reflects the write off of a portion of deferred financing costs and debt discount in connection with the prepayment under the Credit Agreement with the proceeds of the sale of the thermal business on June 7, 2016, and in connection with the application of the net proceeds of this offering.
(4)	After giving effect to this offering and the use of the net proceeds therefrom, net of expenses and underwriting discounts and commissions, to repay a portion of the loan outstanding under the Credit Agreement, as if each had occurred on January 1, 2015, the adjusted basic and diluted earnings per share (“EPS”) for the year ended December 31, 2015 would have been $1.34 and $1.31, respectively, and for the three months ended March 31, 2016 would have been $0.36 and $0.35, respectively.

As of May 31, 2016, we had 80,000,000 registered (authorized) ordinary shares and 43,435,331 outstanding ordinary shares. Unless specified otherwise, the ordinary share information in this prospectus does not include a total, as of that date, of 2,969,076 ordinary shares that were either subject to outstanding equity awards granted pursuant to equity remuneration plans of the Company or were available for grant pursuant to such plans, of which: 1,212,784 were subject to outstanding share options (578,442 of which had vested); 695,389 were subject to outstanding and unvested RSUs; and 1,060,903 remained available for future equity awards pursuant to such plans, comprised of:

•

1,212,784 ordinary shares issuable pursuant to equity awards under the Equity Remuneration Plan for Key Employees of Orbotech Ltd. and its Affiliates and Subsidiaries (as Amended and Restated, 2005) (the “2000 Plan”), all of which were subject to outstanding options (578,442 of which had vested);

•	391,292 ordinary shares issuable pursuant to equity awards under the 2010 Equity-Based Incentive Plan (the “2010 Plan”), of which:

a)	281,694 were subject to outstanding and unvested RSUs; and
b)	109,598 remained available for future equity awards pursuant to the 2010 Plan; and

•	1,365,000 ordinary shares issuable pursuant to equity awards under the 2015 Equity-Based Incentive Plan (the “2015 Plan”), of which:

a)	413,695 were subject to outstanding and unvested RSUs; and
b)	951,305 remained available for future equity awards pursuant to the 2015 Plan.

The above number of ordinary shares outstanding also does not include a total of 5,410,773 ordinary shares held at that date as treasury shares, virtually all of which were repurchased by the Company, of which: (a) 1,993,918 were owned by the Company as dormant shares under Israeli law and, for so long as they are owned by the Company, confer no rights and, accordingly, are neither eligible to participate in nor receive any future dividends which may be paid to our shareholders nor entitled to participate in, be voted at or be counted as part of the quorum for, any meetings of our shareholders; and (b) 3,416,855 were owned by one or more subsidiaries of Orbotech Ltd. and, for so long as they are owned by a subsidiary of Orbotech Ltd., confer no voting rights and, accordingly, are not entitled to participate in, be voted at or be counted as part of the quorum for, any meetings of shareholders of the Company.

DIVIDEND POLICY

The Company does not have any current plans to pay dividends. Any decision to declare and pay dividends in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant. We did not declare or pay any dividends on our ordinary shares in 2013, 2014, 2015 or during the three months ended March 31, 2016.

PRICE RANGE OF ORDINARY SHARES

Our ordinary shares are listed for trading on Nasdaq and are traded under the symbol “ORBK”. The following table sets forth, for the periods indicated, the high and low closing prices for our shares.

	Price Range
	High	Low
2011 (Annual)	$15.29	$9.06
2012 (Annual)	11.72	7.25
2013 (Annual)	13.52	8.42
2014 (Annual)	16.44	13.20
2015 (Annual)	22.53	14.47

First Quarter 2014	15.39	13.20
Second Quarter 2014	15.70	14.33
Third Quarter 2014	16.44	15.00
Fourth Quarter 2014	16.04	14.28
First Quarter 2015	16.74	14.47
Second Quarter 2015	22.19	16.06
Third Quarter 2015	20.84	14.99
Fourth Quarter 2015	22.53	15.04
First Quarter 2016	24.30	19.38

December 2015	22.53	20.40
January 2016	21.97	19.51
February 2016	22.65	19.38
March 2016	24.30	22.66
April 2016	25.47	23.42
May 2016	27.90	24.00
June 2016 (through June 8, 2016)	28.60	28.26

The last reported sale price of our ordinary shares on the Nasdaq on June 9, 2016 was $27.99. As of May 31, 2016, we had 38 holders of record of our ordinary shares. The actual number of holders of ordinary shares is greater than this number of record holders and includes shareholders who are beneficial owners, but whose ordinary shares are held in street name by brokers and nominees. The number of holders of record also does not include shareholders whose ordinary shares may be held in trust by other entities.

TAX CONSIDERATIONS

You should carefully read the discussion of the principal U.S. Federal income tax and Israel tax considerations associated with the acquisition, ownership and disposition of our ordinary shares set forth in the section of our Annual Report on Form 20-F entitled “Item 10—Additional Information—Taxation”.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our ordinary shares in this offering will be as follows:

Securities and Exchange Commission Registration Fee	$15,000
Printing and Engraving Expenses	21,000
Legal Fees and Expenses	800,000
Accountants’ Fees and Expenses	165,000
Transfer Agent’s Fees and Expenses	3,000
Miscellaneous Costs	25,000

Total	$1,029,000

UNDERWRITING

We and the underwriter have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, the underwriter has agreed to purchase 3,850,000 ordinary shares from the Company.

The underwriter is committed to take and pay for all of the ordinary shares being offered, if any are taken, other than the ordinary shares covered by the option described below unless and until this option is exercised.

The underwriter has advised us that it proposes initially to offer the ordinary shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.10 per share. After the initial offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriter of its option to purchase additional ordinary shares from us.

	Per Share	Without Option	With Option
Price to the public	$26.52	$102,102,000	$112,312,200
Underwriting discounts and commissions	$0.27	$1,039,500	$1,143,450
Proceeds to us (before expenses)	$26.25	$101,062,500	$111,168,750

The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the ordinary shares offered by this prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriter is obligated to take and pay for all of the ordinary shares offered by this prospectus if any such shares are taken. However, the underwriter is not required to take or pay for the ordinary shares covered by the underwriter’s option to purchase additional ordinary shares described below.

We have granted to the underwriter an option, exercisable for eight days from the date of this prospectus, to purchase up to 385,000 additional ordinary shares at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, the underwriter will become obligated, subject to certain conditions, to purchase the additional ordinary shares.

Our ordinary shares are listed on the Nasdaq under the symbol “ORBK”.

In connection with this offering, the underwriter may distribute prospectuses by electronic means, such as e-mail.

We have agreed, subject to certain exceptions, that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement (other than registration statements on Form S-8) under the Securities Act of 1933 relating to, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of Barclays for a period of 90 days after the date of this prospectus supplement. However, we will be permitted, among other things, to (i) issue ordinary shares pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants, options or other awards granted under our stock-based compensation plans, (ii) grant options, ordinary shares and other awards under the terms of our stock-based compensation plans and (iii) enter into agreements providing for the issuance of ordinary shares or securities exchangeable for ordinary shares in connection with an acquisition by the Company or in connection with joint ventures, commercial relationships or other strategic formulations, and to issue such ordinary shares pursuant to such agreements, provided that the total number of ordinary shares so issued shall not exceed 5% of the total number of ordinary shares issued and outstanding after giving effect to this offering. As of the date of this prospectus supplement, options to purchase a total of approximately 1.2 million ordinary shares are outstanding, of which approximately 0.58 million have vested and are exercisable.

In addition, our directors and certain of executive officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which these persons, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Barclays, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing (including, without limitation, ordinary shares which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares, whether any such transaction described in clauses (i) and (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise or (iii) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares. The foregoing lock-up restrictions are subject to certain conditions and exceptions as set forth in the individual lock-up agreements, one of them being that Dr. Jacob Richter, one of our directors, is permitted to engage in transactions described in clauses (i) and (ii) above for up to 500,000 ordinary shares on or after August 1, 2016.

In connection with the offering, the underwriter may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of ordinary shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional ordinary shares for which the underwriter’s option described above may be exercised. The underwriter must cover any short position created by short sales by exercising its option to purchase additional ordinary shares from us or by purchasing ordinary shares in the open market. In determining the source of ordinary shares to cover the covered short position, the underwriter will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which it may purchase additional ordinary shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional ordinary shares for which the option described above may be exercised. The underwriter must cover any short position created by short sales by purchasing ordinary shares in the open market. Such a short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriter in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our ordinary shares, and may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the Nasdaq, in the over-the-counter market or otherwise.

We estimate that the expenses of the offering payable by us will be approximately $1.0 million.

The Company has agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Israel

This prospectus supplement and the accompanying prospectus do not constitute a prospectus under the Israel Securities Law, 5728-1968 (the “Securities Law”) and have not been filed with, or approved by, the Israel Securities Authority and are not, and under no circumstances are to be construed as, an advertisement or a public offering of securities in Israel.

In Israel, this prospectus supplement and the accompanying prospectus may be distributed only to, and may be directed only at, persons who have confirmed in writing that (a) they qualify as one of the types of investors listed in the First Addendum to the Securities Law, and are aware of the implications of being an investor of this type and agree thereto, and (b) they are acquiring the ordinary shares for their own account and not with a view to, or for resale in connection with, any distribution thereof.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; and

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe to the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2003/71/EU) and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented and agreed that:

a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of

Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Canadian Residents

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the securities described herein. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the securities in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the securities will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the securities or with respect to the eligibility of the securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action

Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company or the shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. The underwriter or its affiliate may be a lender to us in connection with the refinancing described in “Summary—Recent Developments” and would be expected to receive fees from us in connection therewith.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for its own account and for the accounts of its customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of our ordinary shares offered hereby and certain other matters relating to Israeli law will be passed upon for us by Tulchinsky Stern Marciano Cohen Levitski & Co., Law Offices. Certain other legal matters relating to United States federal securities law and New York State law will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. The underwriter is being represented by Meitar Liquornik Geva Leshem Tal Law Offices, Ramat Gan, Israel, with regards to matters relating to Israeli law, and Simpson Thacher & Bartlett LLP, New York, New York, with regards to matters relating to United States federal securities law and New York State law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 and the audited historical financial statements of SPTS Technologies Group Limited included on page 1 of Orbotech Ltd.’s Current Report on Form 6-K filed with the SEC on June 9, 2016 have been so incorporated in reliance on the reports of Kesselman & Kesselman, Certified Public Accountants (Israel), an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3ASR under the Securities Act with respect to the offer and sale of securities pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, including the Company, which can be accessed at http://www.sec.gov. For further information pertaining to the ordinary shares offered by this prospectus and Orbotech, reference is made to the registration statement.

Orbotech files and furnishes reports and other information with the SEC. You may read and copy any document we file or furnish at the SEC’s public reference facilities and the website of the SEC referred to above. Orbotech’s file number with the SEC is 000-12790, and it began filing through EDGAR beginning on November 12, 2002.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus.

In addition to the documents incorporated by reference in the accompanying prospectus, this prospectus supplement also incorporates by reference the following documents:

•	our second Current Report on Form 6-K filed with the SEC on June 9, 2016.

We will also incorporate by reference any future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act until we terminate the offering, to the extent contemplated by any prospectus supplement or future Form 6-K that is filed with the SEC. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. The information contained in this prospectus automatically updates and supersedes the information that we previously filed with the SEC and that is deemed incorporated by reference. In all such cases you should rely on the information in this prospectus over different information included in earlier filings.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Michael Havin, Corporate Secretary

Tel: + 972-8-9423622

Fax: + 972-8-9438769

E-mail: michael.havin@orbotech.com

Address: P.O. Box 215, Yavne 8110101, Israel

PROSPECTUS

ORBOTECH LTD.

ORDINARY SHARES

We may offer and sell our ordinary shares, NIS 0.14 nominal (par) value (“ordinary shares”), from time to time. When we decide to sell ordinary shares, we will provide specific terms of each issuance in a prospectus supplement.

The ordinary shares covered by this prospectus may be offered and sold from time to time in one or more offerings, which may be through one or more underwriters, dealers and agents, or directly to the purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus.

This prospectus describes some of the general terms that may apply to ordinary shares and the general manner in which they may be offered. The specific terms of ordinary shares to be offered, and the specific manner in which they may be offered, including the prices and our net proceeds from the sales of such ordinary shares, will be described in one or more supplements to this prospectus. If any underwriters, dealers or agents are involved in the sale of such ordinary shares, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. A prospectus supplement may also add, update or change information contained in this prospectus.

Our ordinary shares are traded on the NASDAQ Global Select Market under the symbol ‘ORBK’.

Our principal offices are located at 7 Sanhedrin Boulevard, North Industrial Zone, Yavne 8110101, Israel. Our telephone number at that address is +972-8-9423533.

Investing in our ordinary shares involves risks. You should carefully consider the risk factors set forth in the applicable supplement to this prospectus before investing in any ordinary shares that may be offered. Additional information about the risk factors can be found on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these ordinary shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 9, 2016.

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ABOUT THIS PROSPECTUS

This prospectus is part of the registration statement that we filed with the United States Securities and Exchange Commission (the “SEC”) utilizing a shelf registration process. Under this shelf registration process, we may sell from time to time the ordinary shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the ordinary shares we may offer. Each time we sell ordinary shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction or state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any documents incorporated by reference herein or therein is accurate as of any date other than the date of the applicable document.

ORBOTECH LTD.

Orbotech Ltd. (the “Company”, the “Registrant” or “Orbotech”) is a leading global supplier of yield-enhancing and process-enabling solutions for the manufacture of electronic products. The Company transforms the electronics industry by improving the cost effectiveness of existing and future electronics manufacturing processes and enabling the production of next generation electronic products. The Company designs, develops, manufactures, markets and services innovative, industry-leading and cutting-edge solutions for use in the manufacture of printed circuit boards (“PCB”s), flat panel displays (“FPD”s) and semiconductor devices (“SD”s).

The Company’s products include: direct imaging, automated optical inspection (“AOI”), automated optical repair and other production systems used in the manufacture of PCBs; AOI, test, repair and process monitoring systems used in the manufacture of FPDs; and etch, physical vapor deposition and chemical vapor deposition equipment for use in the manufacture of SDs, such as micro-electro-mechanical systems, advanced semiconductor packaging, power and radio frequency devices and high brightness light emitting diode devices.

The Company also markets computer-aided manufacturing and engineering solutions for PCB production, which are designed and developed by Frontline P.C.B. Solutions Limited Partnership. In addition, through its subsidiary Orbotech LT Solar, LLC, the Company is engaged in the research, development and marketing of products for the deposition of thin film coating of various materials on crystalline silicon photovoltaic wafers for solar energy panels through plasma-enhanced chemical vapor deposition; and, through its subsidiary Orbograph Ltd., in the development and marketing of character recognition solutions to banks, financial and other payment processing institutions.

Orbotech was incorporated in Israel, as a company limited by shares, on February 8, 1981 under the name “Optrotech Ltd.” pursuant to the provisions of the then current Israeli Companies Ordinance. The legislative framework within which Orbotech and its Israeli subsidiaries now operate is the Israeli Companies Law, 1999, as amended (the “Companies Law”), which originally became effective on February 1, 2000, and the Israeli Companies Ordinance (New Version) 1983, as amended.

On August 9, 1984, the Company made an initial public offering of its ordinary shares in the United States. The ordinary shares are listed on the NASDAQ Global Select Market (“Nasdaq”) and are traded under the symbol “ORBK”.

Effective as of October 27, 1992, the Company acquired all the ordinary shares of Orbot Systems Ltd. (“Orbot”), a private Israeli company which was engaged primarily in the design, development, manufacture and marketing of AOI and process control systems for use in the manufacture of PCBs, and subsequently merged with Orbot, with the Company as the surviving entity (the “Merger”). In connection with the Merger, the Company changed its name to Orbotech Ltd. on October 27, 1992. The Merger was approved by the Tel Aviv-Jaffa District Court effective as of January 1, 1993.

RISK FACTORS

An investment in our ordinary shares involves risk. Before you invest in ordinary shares issued by us, you should carefully consider the risks involved. Accordingly, you should carefully consider:

•	the information contained in or incorporated by reference into this prospectus;

•	the information contained in or incorporated by reference into any applicable prospectus supplement relating to specific offerings of ordinary shares;

•	the risk factors described in our Annual Report on Form 20-F for our most recent fiscal year, which is incorporated by reference into this prospectus; and

•	other information that may be contained in, or incorporated by reference from, other filings we make with the SEC.

The discussion of the risk factors contained in or incorporated by reference into this prospectus or into any applicable prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer. Further, additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference certain statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future prospects, developments and business strategies and involve certain risks and uncertainties, and are identified by words such as “anticipate,” “believe,” “could,” “will,” “plan,” “expect” and “would” and similar terms and phrases, including references to assumptions. These forward-looking statements are made based on management’s expectations and beliefs concerning future events affecting Orbotech and are subject to uncertainties and factors relating to Orbotech’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Many factors could cause the actual results to differ materially from those projected including, without limitation, cyclicality in the industries in which the Company operates, the Company’s production capacity, timing and occurrence of product acceptance (the Company defines “bookings” and “backlog” as purchase arrangements with customers that are based on mutually agreed terms, which, in some cases for bookings and backlog, may still be subject to completion of written documentation and may be changed or cancelled by the customer, often without penalty), fluctuations in product mix, worldwide economic conditions generally, especially in the industries in which the Company operates, the timing and strength of product and service offerings by the Company and its competitors, changes in business or pricing strategies, changes in the prevailing political and regulatory framework in which the relevant parties operate or in economic or technological trends or conditions, including currency fluctuations, inflation and consumer confidence, on a global, regional or national basis, the level of consumer demand for sophisticated devices such as smartphones, tablets and other electronic devices as well as automobiles, the Company’s global operations and its ability to comply with varying legal, regulatory, exchange, tax and customs regimes, the Company’s ability to achieve strategic initiatives, including related to its acquisition strategy, the Company’s debt and corporate financing activities, the final timing and outcome (each, expected in mid-to-late 2016), and impact of the criminal matter and ongoing investigation in Korea, including any impact on existing or future business opportunities in Korea and elsewhere, any civil actions related to the Korean matter brought by third parties, including the Company’s customers, which may result in monetary judgments or settlements, expenses associated with the Korean matter, ongoing or increased hostilities in Israel and the surrounding areas, and other risks detailed in the Company’s SEC reports, including the Company’s Annual Report on Form 20-F for the year ended December 31, 2015, and subsequent SEC filings.

As a result of all of the foregoing, the forward-looking events discussed in this prospectus might not occur and our actual results may differ materially from those anticipated in the forward-looking statements. Accordingly, you should not unduly rely on any forward-looking statements. The Company assumes no obligation to update any forward-looking statements included or incorporated by reference herein to reflect new information, future events or otherwise, except as required by law. New factors emerge from time to time, and it is not possible for us to predict all of these factors. Further, we cannot assess the impact of each such factor on our business or the extent to which any factor, or combination of factors, may cause actual results to be materially different from those contained in any forward-looking statement.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of ordinary shares offered by the Company will be used for general corporate purposes, which may include additions to working capital, capital expenditures, financing of acquisitions and other business combinations, investments in or extensions of credit to our subsidiaries and the repayment of indebtedness.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF ORDINARY SHARES

The following is a summary of the terms of Orbotech’s ordinary shares, including certain provisions contained in Orbotech’s Memorandum of Association (the “Memorandum”), Orbotech’s Articles of Association (the “Articles”) and applicable Israeli laws in effect on the date of this registration statement. This summary is qualified by reference to the full text of the Memorandum and the Articles, which are incorporated by reference as exhibits hereto.

(a)	Ordinary Shares

The registered capital of Orbotech Ltd. is NIS 11,200,000 divided into 80,000,000 ordinary shares. All issued and outstanding ordinary shares are fully paid and non-assessable. Holders of ordinary shares have one vote for each ordinary share held on all matters to be voted on by shareholders, including the election of directors. Ordinary shares do not entitle their holders to preemptive rights. The Company’s Memorandum, its Articles and Israeli law do not restrict in any way the ownership or voting of ordinary shares by non-residents or persons who are not citizens of Israel, except with respect to subjects of nations which are in a state of war with Israel.

Subject to the rights of holders of shares with special rights (which may be issued in the future), holders of paid up ordinary shares are entitled to participate in the payment of dividends and, in the event of a winding-up of the Company, in the distribution of assets available for distribution, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividend is being paid or such distribution is being made, without considering any premium those holders might have paid in excess of that nominal value.

Shares with preferential rights relating, among other things, to dividends, voting and repayment of share capital can be created by adoption of a resolution of the shareholders at a general meeting of shareholders at which a quorum is present, by a simple majority of the voting power represented at the meeting in person or by proxy and voting thereon. The Company can similarly subdivide issued and outstanding ordinary shares. Modification or abrogation of the rights of any class of shares requires the written consent of the holders of 75% of the issued shares of such a class or adoption of a resolution passed by a simple majority of those present in person or by proxy and voting at a separate general meeting of the holders of the shares of that class.

Ordinary share certificates registered in the names of two or more persons are deliverable to the person first named in the share register and such delivery shall be deemed sufficient delivery to all co-owners. If two or more such persons tender a vote, the vote of the person whose name first appears in the share register will be accepted to the exclusion of any other. Notices may be given only to the person whose name first appears in the register. If two or more persons jointly hold or are entitled to a share, any one of them may give effectual receipt for any dividend payable or property distributable in respect of such share.

(b)	Board of Directors

Election of Directors. Under the Articles, all of the directors of the Company (except for external directors whose term is determined in accordance with applicable law) are elected by shareholder resolution at each annual general meeting of shareholders, to hold office until the end of the next annual general meeting of shareholders and until their successors have been duly elected and qualified or until any such director’s appointment terminates as provided for in the Companies Law or in the Articles. Directors so elected cannot be removed from office by the shareholders until the expiration of their term of office. No benefits are received by the directors upon the expiration of their term of office. Ordinary shares do not have cumulative voting rights. As a result, the holders of ordinary shares that represent a simple majority of the voting power represented at a shareholders’ meeting and voting at the meeting have the power to elect all of the directors put forward for election, subject to specific requirements under the Companies Law with respect to the election of external directors.

(c)	Dividends

Dividends may be distributed only out of profits available for dividends as determined by the Companies Law, provided that there is no reasonable concern that the distribution will prevent the Company from being able to meet its existing and anticipated obligations when they become due. Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors. The Articles provide that the Board may from time to time declare, and cause the Company to pay, such dividends as may appear to it to be justified by the profits of the Company and that the Board has the authority to determine the time for payment of such dividends and the record date for determining the shareholders entitled to receive such dividends, provided the date is not before the date of the resolution to distribute the dividend. Declaration of dividends does not require shareholder approval.

(d)	Transfer of Shares

Ordinary shares which have been fully paid-up are transferable, by submission of a proper instrument of transfer to the Company or its transfer agent together with the certificate of the shares to be transferred and such other evidence, if any, as the Board may require to prove the rights of the intending transferor in the transferred shares.

(e)	Shareholder Meetings

General. Under the Companies Law and the Articles, an annual general meeting of shareholders must be held at least once in every calendar year, not later than fifteen months after the last preceding annual general meeting of shareholders, at such time and place as may be determined by the Board. The Board may, in its discretion, convene additional shareholder meetings and, pursuant to the Companies Law, must convene a special shareholder meeting (i) upon the demand of two directors or one quarter of the directors in office; (ii) upon the demand of the holder or holders of at least five percent of the Company’s issued share capital and at least one percent of its voting rights; or (iii) upon the demand of the holder or holders of at least five percent of its voting rights.

All demands for shareholder meetings must set forth the items to be considered at that meeting.

Agenda. The agenda for a shareholder meeting is determined by the Board and must include matters in respect of which the convening of a shareholder meeting was demanded as detailed above. Pursuant to the Companies Law and regulations promulgated thereunder governing the terms of notice and publication of shareholder meetings of public companies (the “General Meeting Regulations”), the holder(s) of at least one percent of a company’s voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, including nomination of candidates for directors, generally by submitting a proposal within seven days of publicizing the convening of a shareholder meeting, or, if the Company publishes a preliminary notice at least twenty-one days prior to publicizing the convening of a shareholder meeting stating its intention to convene such meeting and the agenda thereof, within fourteen days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Articles.

Notice. Pursuant to the Companies Law and the General Meeting Regulations, shareholder meetings generally require prior notice of not less than twenty-one days and, for certain matters specified in the Companies Law, not less than thirty-five days. Pursuant to the Articles, the Company is not required to deliver or serve prior notice of general meetings of shareholders or of any adjournments thereof to any shareholder. However, the Company will publicize the convening of general meetings of shareholders in any manner reasonably determined by the Company, such as by filing an appropriate periodic report with the SEC, by posting a notice on the Company’s website or by publishing in one or more international wire services or in one or more newspapers, and any such publication shall be deemed duly made, given and delivered to all shareholders on the date on which it is first made, posted, filed or published in the manner so determined by the Company in its sole discretion.

Function. The function of the annual general meeting of shareholders is to elect directors in accordance with the Articles, receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the directors and auditors, appoint auditors and transact any other business which under the Articles or applicable law may be transacted by the shareholders of a company in general meeting.

Voting and quorum requirements. The quorum required for either an annual (regular) or an extraordinary (special) general meeting of shareholders consists of at least two shareholders present in person or by proxy holding shares conferring in the aggregate more than 50% of the voting rights of the Company. If a shareholder meeting is convened by the Board upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors and no quorum is present within half an hour from the time appointed, it shall be cancelled. If a shareholder meeting is otherwise called and no quorum is present within such time, the meeting is adjourned to the same day one week later at the same time and place or to such other day, time and place as the Board may determine and specify in the publication with respect to the shareholder meeting and it shall not be necessary to give notice of or publicize such adjournment. If a quorum is not present within half an hour from the time stated for such adjourned meeting, any shareholders present in person or by proxy at such shareholder meeting shall constitute a quorum.

Shareholder Resolutions. Generally, under the Companies Law and the Articles, shareholder resolutions are deemed adopted if approved by the holders of a simple majority of the voting rights represented at a shareholder meeting at which a quorum is present and voting unless a different majority is required by law or pursuant to the Articles. The Companies Law provides that resolutions on certain matters, such as amending a company’s articles of association, assuming the authority of the board of directors in certain circumstances, appointing auditors, appointing external directors, approving certain transactions, increasing or decreasing the registered share capital and approving most mergers must be made by the shareholders at a general meeting of shareholders. A company may determine in its articles of association certain additional matters in respect of which resolutions by the shareholders in a general meeting of shareholders will be required.

A company such as Orbotech Ltd., incorporated prior to February 1, 2000, is subject to various rules with respect to the transition from being governed by the Israeli Companies Ordinance (New Version) 1983, as amended to being governed by the Companies Law. These rules provide, among other things, that any amendment to the Memorandum or Articles will generally require a resolution adopted by the holders of 75% or more of the voting power represented and voting at a general meeting of shareholders and that the approval of a merger will require a resolution adopted by the holders of 75% or more of the voting power represented and voting at a general meeting of shareholders, unless and until the Company amends the Articles in such manner to provide for a different majority. The Articles provide that all shareholder resolutions generally require only a simple majority of the votes cast, other than with respect to the amendment or replacement of the Memorandum or Articles and certain other matters which by law require a different majority, but including with respect to certain actions which, pursuant to Israeli law, would otherwise require a majority of 75% of the votes cast, such as a change of corporate name, an increase in authorized share capital, a consolidation or division of the Company’s share capital into shares of larger or smaller nominal value, a cancellation of unissued shares, a reduction of share capital, the creation of new classes, or the modification of the rights of classes, of shares and the approval of mergers.

Subject to the Companies Law, a resolution in writing signed by the holders of all of the ordinary shares entitled to vote at a meeting of shareholders or to which all such shareholders have given their written consent will be sufficient to adopt the resolution in lieu of a shareholder meeting. The Companies Law does not currently provide for public companies such as the Company to have shareholder resolutions adopted by means of written consent in lieu of a shareholder meeting.

(f)	Changes in Control

Merger. Under the Companies Law, a merger is generally required to be approved by the shareholders and board of directors of each of the merging companies. If the share capital of the company that will not be the surviving company is divided into different classes of shares, the approval of each class is also required, unless determined otherwise by the competent Israeli court. Similarly, unless the court determines otherwise, a merger will not be approved if it is objected to by shareholders holding a majority of the voting rights participating and voting at the meeting (abstentions are disregarded), after excluding the shares held by the other party to the merger, by any person who holds 25% or more of the other party to the merger or by anyone on their behalf, including by the relatives of or corporations controlled by these persons. In addition, upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. Further, a merger can be completed only after all approvals have been submitted to the Israeli Registrar of the Company (the “Registrar”) and thirty days have passed from the time that shareholder resolutions were adopted in each of the merging companies and fifty days have passed from the time that a proposal for approval of the merger was filed with the Registrar.

Special Tender Offer. Subject to certain exceptions provided for in the Companies Law, an acquisition of shares in a public company must be made by means of a tender offer to the extent that as a result of such acquisition (i) a person will hold 25% or more of the voting rights in the company if there is no other holder of 25% or more of the company’s voting rights, or (ii) the purchaser will hold more than 45% of the voting rights in the company if there is no other holder of more than 45% of the company’s voting rights. This rule does not apply to certain events set forth in the Companies Law, including a purchase of shares in a ‘private placement’ that receives specific shareholder approval for this purpose. The board of directors must either give the shareholders its opinion as to the advisability of the tender offer or explain why it is unable to do so. The board of directors must also disclose any personal interest of any of its members in the proposed acquisition.

The tender offer may be consummated only if: (i) at least 5% of the company’s voting rights will be acquired; and (ii) the majority of the offerees who responded to the offer accepted the offer, excluding offerees who are controlling shareholders of the offeror, offerees who hold 25% or more of the voting rights in the company or who have a personal interest in accepting the tender offer, or anyone on their behalf or on behalf of the offeror including the relatives of or corporations controlled by these persons.

Full Tender Offer. Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law generally provides that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares. In order that all of the shares that the purchaser offered to purchase be transferred to him by operation of law, one of the following needs to have occurred: (i) the shareholders who declined or did not respond to the tender offer hold less than 5% of the company’s outstanding share capital or of the relevant class of shares and the majority of offerees who do not have a personal interest in accepting the tender offer accepted the offer; or (ii) the shareholders who declined or did not respond to the tender offer hold less than 2% of the company’s outstanding share capital or of the relevant class of shares.

If the conditions set forth above are not met, the purchaser may not acquire shares of the company from shareholders who accepted the full tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital or more than 90% of the particular class of shares with respect to which the full tender offer was made.

A shareholder that had his or her shares so transferred, whether he or she accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition an Israeli court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, the purchaser may provide in its offer that shareholders who accept the tender offer will not be entitled to such rights.

The above restrictions apply, in addition to the acquisition of shares, to the acquisition of voting power.

Other. In addition, certain provisions of the Memorandum and Articles may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board. Those provisions include: limiting the ability of the Company’s shareholders to convene general meetings of shareholders of the Company (as discussed above); controlling procedures for the conduct of shareholder and Board meetings, including quorum and voting requirements; and the removal of directors.

Furthermore, having at least two external directors, who cannot readily be removed from office, may make it more difficult for shareholders who oppose the policies of the Board to remove a majority of the then current directors from office quickly. The foregoing may also, in some circumstances, together with the other provisions of the Memorandum, Articles and Israeli law, deter or delay potential future merger, acquisition, tender or takeover offers, proxy contests or changes in control or management of the Company, some of which could be deemed by certain shareholders to be in their best interests and which could affect the price some investors are willing to pay for ordinary shares.

PLAN OF DISTRIBUTION

The ordinary shares being offered by this prospectus may be sold:

•	through agents;

•	to or through one or more underwriters on a firm commitment or agency basis;

•	through put or call option transactions relating to the ordinary shares;

•	through broker-dealers (acting as agent or principal);

•	directly to purchasers, through a specific bidding or auction process, on a negotiated basis or otherwise;

•	through any other method permitted pursuant to applicable law; or

•	through a combination of any such methods of sale.

At any time a particular offer of the ordinary shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from us and any discounts, commissions or concessions allowed or reallowed or paid to dealers. We will also describe any options pursuant to which any underwriter may purchase more ordinary shares from us. Such prospectus supplement will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the ordinary shares covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the ordinary shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The distribution of ordinary shares may be effected from time to time in one or more transactions, including block transactions and transactions on Nasdaq or any other organized market where the ordinary shares may be traded. The ordinary shares may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the ordinary shares. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the ordinary shares. Any dealers and agents participating in the distribution of the ordinary shares may be deemed to be underwriters, and compensation received by them on resale of the ordinary shares may be deemed to be underwriting discounts. If any such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may from time to time solicit offers to purchase the ordinary shares. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the ordinary shares and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the ordinary shares covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the ordinary shares.

If underwriters are used in a sale, ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Ordinary shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of ordinary shares, an underwriting agreement will be executed with the underwriter or underwriters with respect to the particular underwritten offering of ordinary shares, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and prospectus supplement will be used by the underwriters to resell the ordinary shares.

If a dealer is used in the sale of the ordinary shares, we or an underwriter will sell the ordinary shares to the dealer, as principal. The dealer may then resell the ordinary shares to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the ordinary shares and may make sales of ordinary shares directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the ordinary shares. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of the indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries.

Any person participating in the distribution of ordinary shares registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our ordinary shares by that person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our ordinary shares to engage in market-making activities with respect to our ordinary shares. These restrictions may affect the marketability of our ordinary shares and the ability of any person or entity to engage in market-making activities with respect to our ordinary shares.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids that stabilize, maintain or otherwise affect the price of the offered ordinary shares. These activities may maintain the price of the offered ordinary shares at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered ordinary shares originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on an exchange or automated quotation system, if the ordinary shares are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered ordinary shares from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Any ordinary shares that qualify for sale pursuant to Rule 144 or Regulation S under the Securities Act, may be sold under Rule 144 or Regulation S rather than pursuant to this prospectus.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell our ordinary shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell ordinary shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any ordinary shares sold will be sold at prices related to the then prevailing market prices for our ordinary shares. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of any such distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our ordinary shares or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus.

In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our ordinary shares. We will describe any such activities in the prospectus supplement relating to the transaction.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding ordinary shares in consideration for the ordinary shares being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell ordinary shares covered by this prospectus to hedge their positions in these outstanding ordinary shares, including in short sale transactions. If so, the underwriters or agents may use the ordinary shares received from us under these arrangements to close out any related open borrowings of ordinary shares.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the ordinary shares pursuant to the terms of the ordinary shares. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the ordinary shares they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties or sell ordinary shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell ordinary shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use ordinary shares pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use ordinary shares received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge ordinary shares to a financial institution or other third party that in turn may sell the ordinary shares using this prospectus. Such financial institution or third party may transfer its short position to investors in our ordinary shares or in connection with a simultaneous offering of other securities offered by this prospectus.

Registration of the ordinary shares covered by this prospectus does not mean that any ordinary shares will be sold.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the ordinary shares offered by this prospectus will be set forth in the prospectus supplement offering those ordinary shares.

LEGAL MATTERS

Certain legal matters with respect to Israeli law and with respect to the validity of the offered ordinary shares will be passed upon for Orbotech by Tulchinsky Stern Marciano Cohen Levitski & Co., Law Offices. Certain other legal matters relating to United States Federal securities law will be passed upon for Orbotech by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015, and the audited historical financial statements of SPTS Technologies Group Limited included on page 2 of Orbotech Ltd.’s Current Report on Form 6-K filed with the SEC on June 9, 2016 have been so incorporated in reliance on the reports of Kesselman & Kesselman, Certified Public Accountants (Israel), an independent registered public accounting firm and a member firm of PricewaterhouseCoopers International Limited, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3ASR under the Securities Act with respect to the offer and sale of ordinary shares pursuant to this prospectus. This prospectus, filed as a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules thereto in accordance with the rules and regulations of the SEC and no reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of all of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the SEC at its principal office at 100 F Street, N.E. Washington D.C. 20549. You may obtain information on the operation of the public reference facility by calling 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system, including the Company, which can be accessed at http://www.sec.gov. For further information pertaining to the ordinary shares offered by this prospectus and Orbotech, reference is made to the registration statement.

Orbotech furnishes reports and other information with the SEC. You may read and copy any document we furnish at the SEC’s public reference facilities and the website of the SEC referred to above. Orbotech’s file number with the SEC is 000-12790, and it began filing through EDGAR beginning on November 12, 2002.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede the information in this prospectus. We hereby incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any reports on Form 20-F and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of the ordinary shares to which this prospectus relates (if they state that they are incorporated by reference into this prospectus).

(a)	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2015, filed with the SEC on March 4, 2016; and

(b)	Our Current Reports on Form 6-K filed with the SEC on June 29, 2015 and June 9, 2016.

You may request a paper copy of these filings, at no cost, by writing to or telephoning us at the following address:

Michael Havin, Corporate Secretary

Tel: + 972-8-9423622

Fax: + 972-8-9438769

Email: michael.havin@orbotech.com

Address: P. O. Box 215, Yavne 8110101, Israel

These reports may also be obtained on our website at www.orbotech.com; however, the website address is included only as an inactive textual reference and none of the information on our website is a part of this prospectus.

ENFORCEMENT OF CIVIL LIABILITIES

Orbotech is organized under the laws of Israel and all of Orbotech’s directors and executive officers reside outside of the United States. As a result, service of process on them may be difficult to effect in the United States. Furthermore, because a substantial portion of Orbotech’s assets are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Subject to various time limitations, an Israeli court may declare a judgment rendered by a foreign court in a civil matter, including judgments awarding monetary or other damages in non civil matters, enforceable if it finds that:

1.	the judgment was rendered by a court which was, according to the foreign country’s laws, competent to render it;

2.	the judgment is no longer appealable;

3.	the obligation in the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy in Israel; and

4.	the judgment can be executed in the state in which it was given.

A foreign judgment will not be declared enforceable by Israeli courts if it was given in a state, the laws of which do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of Israel. An Israeli court also will not declare a foreign judgment enforceable if it is proven to the Israeli court that:

1.	the judgment was obtained by fraud;

2.	there was no due process;

3.	the judgment was given by a court not competent to render it according to the rules of private international law in Israel;

4.	the judgment conflicts with another judgment that was given in the same matter between the same parties and which is still valid; or

5.	at the time the action was brought to the foreign court a claim in the same matter and between the same parties was pending before a court or tribunal in Israel.

3,850,000 Ordinary Shares

Orbotech Ltd.

Prospectus Supplement

June 9, 2016

Barclays